Exhibit 10.30

SEPARATION AGREEMENT AND RELEASE (“Agreement”)

1.               Release of Claims.  I, James Baio, hereby release and forever discharge Capmark Finance Inc. (“Capmark”), Capmark Financial Group Inc. (“Parent”) and Parent’s subsidiaries, affiliates and related entities and companies (collectively with Capmark and Parent, the “Capmark Group”), any and all of their respective employee benefit plans, incentive compensation plans, fringe benefit plans or programs, and any and all of their respective present and past officers, directors, shareholders, partners, members, employees, agents and representatives, and the successors and assigns of each from any and all manner of claims, suits, demands, actions, causes of action, administrative claims, liability, claims for damages, class action claims or other claims made on my behalf whatsoever that I, my heirs, representatives, agents, successors, guardians, trustees or assigns ever had, have now or may have including, but not limited to, any claims arising from or relating to my employment with Capmark or any other entity within the Capmark Group, the Letter Agreement addressed to me dated September 5, 2006, a copy of which is attached hereto as Exhibit A (“Letter Agreement”), any pending applications for employment with Capmark, and the termination of my employment and positions held with Capmark and/or any other entity within the Capmark Group including, but not limited to: any claims arising under the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act, 42 U.S.C. 2000e et seq., the California Fair Employment and Housing Act, et seq., the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq. (the “ADEA”), the Americans with Disabilities Act, 42 U.S.C. 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq., the Pennsylvania Wage Payment & Collection Law, 43 P.S. § 260.1 et seq., or any other federal, state or local law; breach of contract claims; defamation, wrongful discharge or any other tort claim; any common law claim, and any claim for attorneys’ fees and costs, arising in law or equity, whether known, suspected or unknown, and however originating or existing, from the beginning of time to the date of my execution of this Agreement.  I hereby represent that I have not experienced any work-related injuries that could be covered by the Pennsylvania Workers’ Compensation Act, or the workers’ compensation laws of California or any other state.  I understand that this Agreement does not prevent me from taking action to challenge the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. § 626 (the “OWBPA”).

Furthermore, I agree that I fully and forever waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California or any other similar state statute, which states as follows (parentheticals added):

A general release does not extend to claims which the creditor (i.e., me) does not know or suspect to exist in his favor at the time of executing the release (i.e., this Agreement), which if known by him must have materially affected his settlement with the debtor (i.e., Capmark and any other entity within the Capmark Group).

I understand and agree that this means that if, hereafter, I discover facts different from or in addition to those which I now know or believe to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact.

2.               Release Consideration.  In consideration for my execution of this Agreement, Capmark agrees to make a lump sum payment to me in the amount of $1,400,000.00 (minus applicable federal, state, and local taxes, and benefit withholdings) (such net amount, the “Payment Amount”) consisting of (i) $600,000 representing satisfaction in full of all severance payments payable to me by the Capmark Group including, without limitation, payment of all severance obligations to me under the Letter Agreement and (ii) $800,000 representing additional consideration to me.

Payment of the Payment Amount will be made within thirty (30) days after the expiration of the revocation period set forth in paragraph 13e.

I acknowledge that in the absence of my execution of this Agreement, I would not be entitled to the Payment Amount.  I acknowledge further that the Payment Amount is adequate and satisfactory consideration to me for entering into this Agreement.

3.               Future Payments and Benefits.  I agree and understand that Capmark does not have and will not have any obligation to provide me at any time in the future with any payment or benefit other than those set forth in paragraph 2, including any bonus or commission payment, except for any benefit under the Capmark Financial Group Inc. Savings Incentive Plan and under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  The common stock and stock options that I hold shall remain subject to the terms and conditions of the 2006 Equity Plan for Key Employees of Capmark Financial Group Inc. and its Affiliates, the Amended and Restated Management Stockholder’s Agreement, the Sale Participation Agreement and the Stock Option Agreement.  For purposes of my Amended and Restated Management Stockholder’s Agreement, the company will treat the termination of my employment as a termination by the Company without “Cause” as described in Section 6(b).  I also retain my rights to reimbursement of business expenses eligible for reimbursement under Capmark policies.

4.               Non-disparagement.  I agree that I will not make any disparaging comments, orally or in writing, about any entity within the Capmark Group, or any of their respective shareholders or former or current employees, consultants, advisors, directors, services or products.  I agree and understand that Capmark will cause Parent’s Executive Committee to refrain from making any disparaging comments, orally or in writing, about me.  I agree and acknowledge that I will cooperate with Capmark regarding questions that may arise regarding my duties at Capmark (or any other entity within the Capmark Group) while I was an employee.  Capmark will cause Parent’s Chief Executive Officer to provide a letter of recommendation on my behalf which shall in form and substance be reasonably satisfactory to me and Capmark.  Capmark will cause Parent’s Chief Executive Officer to undertake reasonable efforts to complete that letter of recommendation within two weeks from my execution of this Agreement.

5.               End of Employment.  I agree that my last day of work with Capmark was October 19, 2007 and that Capmark (and any other entity within the Capmark Group) has no obligation to re-employ or hire me in the future.

6.               Resignation.   I hereby tender my resignation effective immediately from all positions as a director or officer (including as Chief Financial Officer) of any and all entities within the Capmark Group effective October 10, 2007.

7.               Assignment.  To the extent, if any, that I have rights in any invention, improvement, discovery, process, program, customer list, product or system developed by me during my employment with Capmark, I hereby irrevocably transfer, assign and convey such rights to Capmark and agree that Capmark shall be and remain the sole and exclusive owner of all right, title and interest in and to any such invention, improvement, discovery, process, program, customer list, product or system, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereinafter in effect.

8.               Non-disclosure.  I agree and acknowledge that during the course of my employment with Capmark, I had access to and was privy to information, documents and/or materials relating to entities within the Capmark Group that are confidential and/or proprietary to entities within the Capmark Group or which constitute or contain the trade secrets of entities within the Capmark Group (collectively “Confidential Information”), the disclosure of which will cause irreparable harm to entities within the Capmark Group.  Examples of Confidential Information include, but are not limited to, borrower contact lists, source code, client information, and any deal specific information.  I agree not to discuss or disclose to any person or entity or use any of the Confidential Information without prior express written permission from Parent’s Chief Executive Officer, its Executive Vice President & Chief Administrative Officer or its Executive Vice President & General Counsel except to the extent required by law.  I further agree that I have returned to Capmark all company property, including all Confidential Information, in my possession.

9.               Successors and Assigns.  Capmark’s rights under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Capmark.  I shall not be entitled to assign any of my rights or obligations under this Agreement.

10.         Confidentiality.  I understand and agree that I have not and will not reveal, disclose or discuss in any fashion the contents or terms of this Agreement, except to immediate family members, tax advisors, legal counsel or as required by law, or to enforce this Agreement without prior express written consent of Parent’s President & Chief Executive Officer, its Executive Vice President & Chief Administrative Officer or its Executive Vice President & General Counsel.  I understand that Capmark will keep this Agreement confidential, provided, however, that Capmark and entities within the Capmark Group may disclose the contents, terms and/or copies of this Agreement: (a) to those people who have a legitimate business reason to know; (b) to enforce the terms of this Agreement; (c) as Capmark determines such disclosure is required under any contractual obligation of any entity within the Capmark Group, or (d) as Capmark determines such disclosure is required by applicable law, rule or regulation, including any required filings with the Securities and Exchange Commission.

11.         Governing Law.  This Agreement is made and entered into in the accordance with the laws of the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

12.         Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and merges and supersedes all prior negotiations, agreements and understandings, if any with the exception of the 2006 Equity Plan for Key Employees of Capmark Financial Group Inc. and its Affiliates, the Amended and Restated Management Stockholder’s Agreement, the Sale Participation Agreement and the Stock Option Agreement. No modification, release, discharge or waiver of any provision of this

Agreement shall be of any force or effect unless made in writing and signed by me and Parent’s Chief Executive Officer, its Executive Vice President & Chief Administrative Officer or its General Counsel and specifically identified as a modification, release or discharge of this Agreement.  Each paragraph and subparagraph of this Agreement constitutes a separate and distinct provision. It is the intent of the parties to the Agreement that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable to enforcement.  Accordingly, if any term, clause or provision of this Agreement shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions of this Agreement, all of which shall be performed in accordance with their respective terms.

13.         Rights under the ADEA/OWBPA and Other Acknowledgments.  By signing this Agreement, I acknowledge and agree that:

a.                                       I have carefully read and understood all of the provisions and terms of this Agreement;

b.                                      I have signed this Agreement knowingly and voluntarily;

c.                                       Capmark has advised me in writing to consult with counsel prior to signing this Agreement;

d.                                      Capmark has provided me twenty one (21) days from my receipt of this Agreement to consider its terms;

e.                                       I have the right to revoke my execution of this Agreement within seven (7) days of executing it by hand delivering or mailing, by return receipt, written notice of my revocation to: Executive Vice President & Chief Administrative Officer, Capmark Financial Group Inc., 411 Borel Avenue, Suite 320, San Mateo, CA 94402.  If delivered by mail, the revocation must be post-marked within the seven (7) day period.  I understand that if I revoke my execution of this Agreement, I will not receive the payment set forth in paragraph 2; and

f.                                         My resignation of my employment with and positions held at Capmark and/or any other entity within the Capmark Group is not as a result of any disagreement I have with the Parent and/or any other entity within the Capmark Group regarding its or their financial or accounting practices; and

g.                                      In signing this Agreement, I have not relied on any representations or statements, whether oral or written, other than the express language contained herein.

I HAVE CAREFULLY READ THIS ENTIRE AGREEMENT.  I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AM WAIVING ALL CLAIMS AGAINST ANY AND ALL ENTITIES WITHIN THE CAPMARK GROUP RELATING TO MY EMPLOYMENT WITH CAPMARK AND THE TERMINATION OF MY EMPLOYMENT AND POSITION(S) WITH CAPMARK AND/OR ANY OTHER ENTITY WITHIN THE CAPMARK GROUP.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed the foregoing Agreement effective this 30th day of October, 2007.

/s/ James R. Baio
(Name)

/s/ Patricia E. Baio
Witness (Signature)

/s/ Patricia E. Baio
Witness Name

Capmark Finance Inc.

By:

/s/ Linda Pickles
Signature

/s/ Linda Pickles
Name

10/31/07
Date